Exhibit 99.1

Seattle Genetics Reports Third Quarter 2004 Financial Results

Bothell, WA — October 26, 2004— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its third quarter and nine months ended September 30, 2004.

Revenues for the third quarter of 2004 were $1.5 million, approximately the same as revenues in the third quarter of 2003. For the first nine months of 2004, revenues were $5.0 million, compared to $3.7 million for the same period in 2003. Revenues primarily represent fees earned from the company’s ongoing technology collaboration and license agreements.

Total operating expenses for the third quarter of 2004 were $11.4 million, compared to $7.0 million for the third quarter of 2003. For the first nine months of 2004, total operating expenses were $31.5 million, compared to $21.3 million in the first nine months of 2003. The increase in operating expenses was primarily driven by higher levels of contract manufacturing of clinical grade materials, expanded clinical trial activity, growth in the company’s workforce and additional costs related to the company’s expanded laboratory and office facility.

Research and development expenses increased to $9.6 million in the third quarter of 2004, compared to $5.3 million in the third quarter of 2003. The increase is in support of the company’s product development programs, including three drug candidates in clinical trials. General and administrative expenses were $1.7 million in the third quarter of 2004, compared to $1.3 million in the third quarter of 2003.

Seattle Genetics recorded a non-cash charge for a preferred stock deemed dividend of $7.2 million in the third quarter of 2004. The non-cash preferred stock deemed dividend, which concluded in the third quarter of 2004, is associated with the company’s $41 million private placement of Series A convertible preferred stock that closed in July 2003.

Net loss attributable to common stockholders for the third quarter of 2004 was $16.6 million, or $0.40 per share, compared to $5.2 million, or $0.17 per share, for the same period in 2003. For the nine months ended September 30, 2004, net loss attributable to common stockholders was $61.4 million, or $1.56 per share, compared to $16.7 million, or $0.54 per share, for the same period in 2003. The increased losses in both periods include the non-cash charge for the preferred stock deemed dividend.

As of September 30, 2004, Seattle Genetics had $112.4 million in cash, cash equivalents, short-term and long-term investments compared to $120.4 million as of June 30, 2004.

“During the third quarter, we continued to invest significantly in advancing our product pipeline through expanded clinical trials and manufacturing campaigns for our lead programs,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also made progress with our antibody-drug conjugate (ADC) technology, including the recent announcement of our collaboration with Bayer. During the remainder of 2004, we expect to report preliminary data from our SGN-30 and SGN-40 studies at the American Society of Hematology annual meeting in December, initiate a trial of SGN-40 in non-Hodgkin’s lymphoma and expand our SGN-30 clinical program into Europe.”

Highlights of recent accomplishments by Seattle Genetics include the following:

•	Licensed its ADC technology to Bayer Pharmaceuticals. Bayer paid a fee of $2.0 million for access to the ADC technology and will pay maintenance and material supply fees, research support payments, progress-dependent milestone payments and royalties on net sales of any resulting ADC products.

•	Initiated a phase II clinical trial of SGN-30 for the treatment of cutaneous anaplastic large cell lymphoma. The study, which is the company’s third clinical indication for SGN-30, is designed to evaluate the antitumor activity and tolerability of SGN-30 in up to 40 patients who have relapsed or are resistant to prior therapies.

•	Obtained orphan drug designation from the FDA for SGN-40 in multiple myeloma. SGN-40 is a humanized monoclonal antibody that is in a phase I clinical trial for the treatment of multiple myeloma. The company plans to initiate another phase I study of SGN-40 for the treatment of non-Hodgkin’s lymphoma later this year.

•	Completed expansion of its laboratory and office facility to accommodate additional employees and development activities. The company ended the third quarter with 122 employees, up 28 percent from 95 as of September 30, 2003.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and three in preclinical development, SGN-35, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group, Protein Design Labs, CuraGen and Bayer Pharmaceuticals and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators or drug manufacturers. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Peggy Pinkston, Investor Relations

(425) 527-4160

ppinkston@seagen.com

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$40,354	$40,830
Other current assets	3,030	1,841

Total current assets	43,384	42,671
Property and equipment, net	9,685	5,500
Long-term investments	71,996	32,852
Restricted investments	988	976

Total assets	$126,053	$81,999

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,677	$1,726
Deferred revenue	3,621	2,106

Total current liabilities	7,298	3,832

Deferred rent	456	390
Deferred revenue, net of current portion	4,785	2,899

Total long-term liabilities	5,241	3,289

Stockholders’ equity	113,514	74,878

Total liabilities and stockholders’ equity	$126,053	$81,999

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues	$1,491	$1,525	$5,005	$3,740

Expenses
Research and development	9,578	5,347	26,009	16,356
General and administrative	1,692	1,324	4,689	3,740
Noncash stock-based compensation expense	103	339	789	1,174

Total operating expenses	11,373	7,010	31,487	21,270

Loss from operations	(9,882)	(5,485)	(26,482)	(17,530)
Investment income, net	514	301	1,613	880

Net loss	(9,368)	(5,184)	(24,869)	(16,650)
Noncash preferred stock deemed dividend	(7,229)	(15)	(36,558)	(15)

Net loss attributable to common stockholders	$(16,597)	$(5,199)	$(61,427)	$(16,665)

Basic and diluted net loss per share	$(0.40)	$(0.17)	$(1.56)	$(0.54)

Weighted-average shares used in computing basic and diluted net loss per share	41,221	30,709	39,327	30,627